NEWS RELEASE

The Hartford Agrees To Settlement With The Boy Scouts Of America And Pre-announces Estimated First Quarter Prior Year Development And Catastrophe Losses

HARTFORD, Conn., April. 16, 2021 – The Hartford (NYSE: HIG) today announced that it has entered into a Settlement Agreement and Release with the national organization of the Boy Scouts of America (BSA) pursuant to which The Hartford will pay $650 million, before tax, for sexual abuse claims associated with policies mostly issued in the 1970s. The agreement, entered into after extensive negotiations, contemplates that, in exchange for The Hartford’s payment, the BSA and its local councils will fully release The Hartford from any obligation under policies it issued to the BSA and its local councils.

The agreement is in connection with the BSA's Chapter 11 bankruptcy and will become effective upon the occurrence of certain conditions, including confirmation of the BSA’s global resolution plan, executed releases from the local councils, and approval from the abuse claimants and bankruptcy court. The Hartford and the BSA hope to receive court approval in the third quarter of 2021, but this could be delayed for various procedural reasons.

The Hartford estimates unfavorable prior year development of approximately $225 million, before tax, in first quarter 2021 that includes, among other items, a charge to increase reserves for the BSA settlement above the amount previously reserved for this exposure.

The Hartford also estimates current accident year catastrophe losses, net of reinsurance, of approximately $214 million, before tax, including approximately $176 million, before tax, from February winter storms in Texas and other areas.

The Hartford is pre-releasing certain preliminary financial information for its 2021 first quarter, including estimated current accident year catastrophe losses and prior year reserve development. Such preliminary financial information reflects estimates and is subject, among other things, to the completion of The Hartford’s quarter-end financial closing processes.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at @TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release, including our expectations as to the approval by the bankruptcy court, local councils and claimants of the settlement and the timing thereof and as to certain preliminary financial information, may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods. The forward-looking statements in this release provide preliminary information based on the company’s current estimates and expectations and remain subject to change and finalization based on management’s ongoing review of results of the quarter and completion of all quarter-end financial close processes. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. You should not place undue reliance on these estimates. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the inherent difficulties in arriving at such estimates and the other risks and uncertainties discussed in our 2020 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contacts:	Investor Contact:
Michelle Loxton	Susan Spivak Bernstein
860-547-7413	860-547-6233
michelle.loxton@thehartford.com	susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com